FORM 3
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                                                            OMB APPROVAL
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                                                      OMB Number: 3235-0104
                                                      Expires:September 30, 1998
                                                      Estimated average burden
                                                      hours per response.....0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


(Print or Type Responses)

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1.  Name and Address of Reporting Person*

     General Electric Company
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     (Last)               (First)         (Middle)

     3135 Easton Turnpike
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                          (Street)


     Fairfield            CT              06431
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     (City)               (State)         (Zip)

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2.  Date of Event Requiring Statement
          (Month/Day/Year)

              11/17/97
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3.  IRS or Social Security Number of Reporting Person
                      (Voluntary)
    N/A
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4.  Issuer Name and Ticker or Trading Symbol
    Globalstar Telecommunications Limited  (GSTRF)

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5.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

     Director                          X 10% Owner

     Officer (give title below)          Other (specify below)

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6.  If Amendment, Date of
     Original (Month/Day/Year)
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7.  Individual or Joint/Group Filing (Check Applicable Line)

  X Form filed by One Reporting Person

    Form filed by More than One Reporting Person



             Table I -- Non-Derivative Securities Beneficially Owned

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1.  Title of Security       2.  Amount of Securities     3.  Ownership            4.  Nature of Indirect Beneficial Ownership
     (Instr. 4)                 Beneficially Owned           Form:  Direct            (Instr. 5)
                                (Instr. 4)                   (D) or Indirect
                                                             (I)   (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------
     Common Stock                 5,022,380 shares                 I                  Held by indirect wholly owned subsidiary
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
  5(b)(v).



Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of         2.   Date Exer-          3.    Title and Amount       4.   Conversion    5.   Ownership      6.   Nature of
     Derivative            cisable and               of Securities               or                 Form of             Indirect
     Security              Expiration                Underlying                  Exercise           Derivative          Beneficial
     (Instr. 4)            Date                      Derivative                  Price of           Security:           Ownership
                           (Month/Day/               Security                    Derivative         Direct (D) or       (Instr. 5)
                           Year)                                                 Security           Indirect (I)
                      ------------------       ---------------------                                (Instr. 5)
                      Date         Expira-     Title             Amount
                      Exer-        tion                          or
                      cisable      Date                          Number
                                                                 of
                                                                 Shares
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:




**Intentional misstatements or omission of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



        Robert E. Healing                              November 25, 1997
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**Signature of Reporting Person                               Date
        Robert E. Healing
          on behalf of
    General Electric Company